Filed Pursuant to Rule 433

Registration No. 333-187350

Final Term Sheet

January 29, 2015

U.S.$2,619,000,000

AT&T Inc.

4.600% GLOBAL NOTES DUE 2045

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	4.600% Global Notes due 2045 (the “Notes”)

TRADE DATE:	January 29, 2015

SETTLEMENT DATE (T+10):	February 12, 2015

MATURITY DATE:	February 12, 2045, at par

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$2,619,000,000

PRICE TO PUBLIC (ISSUE PRICE):	100.000%

GROSS SPREAD:	0.100%

PRICE TO AT&T:	99.900%

NET PROCEEDS:	$2,616,381,000

USE OF PROCEEDS:	General corporate purposes, including acquisition related payments.

INTEREST RATE:	4.600% per annum

INTEREST PAYMENT DATES:	Semiannually on each February 12 and August 12, commencing on August 12, 2015

DENOMINATIONS:	Minimum of $100,000 and integral multiples of $1,000 in excess thereof

DAY COUNT FRACTION:	30 / 360

OPTIONAL REDEMPTION:

We have the option to redeem all, but not less than all, of the Notes then outstanding on each February 12 on or after February 12, 2017 (each, a “Redemption Date”). In addition, on the first Redemption Date on which we opt to redeem Notes, we also have the option to instead only redeem 50% of the aggregate principal amount of the Notes then outstanding. If we opt to redeem 50% of the aggregate principal amount of the Notes then outstanding on a Redemption Date, any remaining Notes can be redeemed at our option on a future Redemption Date in whole but not in part. Any redemption described in this paragraph must be on not less than 30 nor more than 60 days’ notice and will be at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption.

In addition, we may at any time purchase the Notes by tender, in the open market or by private agreement, subject to applicable law.

If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee, pro rata, in a manner that it deems fair and appropriate in accordance with applicable depositary procedures.

REDEMPTION FOR CHANGES IN TAX LAW:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: A3 (Review for Downgrade), S&P: A- (Negative Outlook), Fitch: A (Rating Watch Negative)

JOINT BOOKRUNNERS:	MasterLink Securities Corporation and Mega International Commercial Bank Co., Ltd.

GLOBAL STRUCTURING AGENT AND COORDINATOR:	Morgan Stanley & Co. LLC

JUNIOR STRUCTURING AGENTS:	Mitsubishi UFJ Securities (USA), Inc.; BNP Paribas, Taipei Branch; U.S. Bancorp Investments, Inc.; EA Markets Securities LLC; Apto Partners, LLC; Academy Securities, Inc.; Drexel Hamilton, LLC; Lebenthal & Co., LLC; Mischler Financial Group, Inc.; MFR Securities, Inc.; Blaylock Beal Van, LLC

STRUCTURING AGENTS’ COMMISSION:	$17,023,500

ISIN NUMBER:	XS1182633591

LISTING:	The Notes will be listed on the GreTai Securities Market.

ROC SELLING RESTRICTIONS:	The Notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, in the Republic of China (“ROC”) to investors other than “professional institutional investors” as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC.

REFERENCE DOCUMENT:	Preliminary Prospectus Supplement, dated January 28, 2015; Prospectus, dated March 18, 2013

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY REQUEST A COPY OF THESE DOCUMENTS, AT NO COST, BY CONTACTING THE ISSUER AT:

AT&T INC.’S SPECIALIST – EXTERNAL REPORTING

AT&T INC.

208 S. AKARD ST.

DALLAS, TEXAS 75202

+1 (210) 351-3049

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.